EXHIBIT 99.1
EZCORP ANNOUNCES NEW CHIEF FINANCIAL OFFICER
AUSTIN, Texas (November 30, 2009) — EZCORP, Inc. (Nasdaq: EZPW) announced today the appointment of Brad Wolfe as Senior Vice President — Finance. Mr. Wolfe will assume the position of Chief Financial Officer effective January 1, 2010.
Mr. Wolfe brings over 17 years of financial and operating experience in a variety of industries, having previously served as Executive Vice President and Chief Financial Officer of the $4 billion financial services subsidiary of Aon Corporation; Senior Vice President of Operations (chief financial and operating officer) for Safeway Insurance Group; Chief Financial Officer of The Broe Companies, a $1.5 billion real estate investment firm; and Chief Financial Officer and Senior Vice President of Operations of DCI/Syntex (Mansur), an $800 million investment firm. Most recently, Mr. Wolfe has been the Chief Financial Officer of Santé Ventures, a venture capital fund based in Austin, Texas. Mr. Wolfe’s experience includes finance and information technology responsibilities for operations located in North America, Mexico, Europe and Asia. Mr. Wolfe received a degree in Accounting and Information Systems from Southern Methodist University and an MBA in Finance, Management Information Systems and Marketing from Northwestern University. Mr. Wolfe also holds a law degree from the Kent Law School.
Joe Rotunda, EZCORP’s President and Chief Executive Officer, stated: “As our business grows in scope, geographical reach and complexity, it is important that we continue to add executives with extensive experience in managing large, complex multi-national organizations. Brad has that experience. We are excited that he has joined EZCORP to lead an already strong finance organization, and we look forward to having him as a member of our senior management team.”
As previously announced, EZCORP’s current Chief Financial Officer, Dan Tonissen, will retire from the company and the board of directors effective December 31, 2009.
About EZCORP
EZCORP provides loans or credit services to customers who do not have cash resources or access to credit to meet their short-term cash needs. In its pawnshops, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. The Company also offers a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans.
At September 30, 2009, EZCORP operated a total of 910 locations, consisting of 369 U.S. pawnshops, 62 pawnshops in Mexico, 477 U.S. short-term consumer loan stores, and 2 short-term consumer loan stores in Canada. The Company also has significant investments in Albemarle & Bond Holdings PLC, one of the U.K.’s largest pawnbroking businesses with 115 stores, and Cash Converters International Limited, which franchises and operates approximately 500 locations worldwide.
For additional information, contact Investor Relations at (512) 314-2220.

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